Exhibit 4.4

Convertible Loan Instrument

constituting up to US$150,000,000

Convertible Loan Notes (as defined herein)

Between

LumiraDx Limited

and

Wilmington Trust SP Services (London)

15 October 2019

i

IMPORTANT NOTICE

THE CONTENT OF THIS INSTRUMENT HAS NOT BEEN APPROVED BY AN AUTHORISED PERSON WITHIN THE MEANING OF THE FINANCIAL SERVICES AND MARKETS ACT 2000. RELIANCE ON THIS INSTRUMENT FOR THE PURPOSES OF ENGAGING IN ANY INVESTMENT ACTIVITY MAY EXPOSE AN INDIVIDUAL TO A SIGNIFICANT RISK OF LOSING ALL OF THE PROPERTY OR OTHER ASSETS INVESTED. A PURCHASER OF THE UNSECURED CONVERTIBLE LOAN NOTES (AS DEFINED HEREIN) MUST BE PREPARED TO BEAR THE ECONOMIC RISKS OF THE INVESTMENT BECAUSE AMONG OTHER FACTS AND CIRCUMSTANCES, THE CONVERTIBLE LOAN NOTES HAVE NOT BEEN AND MAY NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AS AMENDED, AND SO ARE RESTRICTED AS TO THEIR TRANSFERABILITY.

THE CONVERTIBLE LOAN NOTES REFERRED TO HEREIN ARE HIGHLY SPECULATIVE, ILLIQUID, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

FOR RESIDENTS OF ALL U.S. STATES

THE CONVERTIBLE LOAN NOTES REFERRED TO IN THIS INSTRUMENT SHALL BE OFFERED IN THE UNITED STATES SOLELY TO “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501 OF REGULATION D UNDER THE SECURITIES ACT. THE CONVERTIBLE LOAN NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND WILL BE OFFERED AND SOLD IN RELIANCE ON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(a)(2) AND REGULATION D (RULE 506) OF THE SECURITIES ACT AND CORRESPONDING PROVISIONS OF STATE SECURITIES LAWS. THE AVAILABILITY OF SUCH EXEMPTIONS IS ALSO DEPENDENT, IN PART, UPON THE “INVESTMENT INTENT” OF THE PURCHASERS AND THE EXEMPTIONS WOULD NOT BE AVAILABLE IF ANY PURCHASERS WERE PURCHASING THE CONVERTIBLE LOAN NOTES WITH A VIEW TOWARD THE REDISTRIBUTION THEREOF. ACCORDINGLY, EACH PURCHASER OF CONVERTIBLE LOAN NOTES REFERRED TO HEREIN WILL BE REQUIRED TO ACKNOWLEDGE THAT HIS/HER/ITS PURCHASE IS FOR INVESTMENT, FOR HIS/HER/ITS OWN SOLE ACCOUNT, AND WITHOUT ANY VIEW TOWARD THE SALE OR OTHER DISPOSITION THEREOF.

THE CONVERTIBLE LOAN NOTES REFERRED TO IN THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND STATE LAW, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PURCHASERS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THERE PRESENTLY IS NO PUBLIC MARKET FOR THE COMPANY’S CONVERTIBLE LOAN NOTES. ACCORDINGLY, AN INVESTMENT IN THE CONVERTIBLE LOAN NOTES CREATED HEREIN SHOULD BE CONSIDERED HIGHLY ILLIQUID.

THE CONVERTIBLE LOAN NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFER OF THE CONVERTIBLE LOAN NOTES OR THE ACCURACY OR ADEQUACY OF THE NOTE TO INVESTORS (AS DEFINED HEREIN), THE SUBSCRIPTION LETTER FOR CONVERTIBLE LOAN NOTES AND THIS INSTRUMENT (“PRIVATE PLACEMENT DOCUMENTS”). ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

PROSPECTIVE PURCHASERS OF CONVERTIBLE LOAN NOTES REFERRED TO HEREIN SHOULD NOT CONSTRUE THE CONTENTS OF THE PRIVATE PLACEMENT DOCUMENTS AS INVESTMENT, LEGAL, BUSINESS, OR TAX ADVICE. EACH PURCHASER OF CONVERTIBLE LOAN NOTES HEREIN SHOULD CONTACT HIS OWN ADVISORS REGARDING THE APPROPRIATENESS OF THIS INVESTMENT AND THE TAX CONSEQUENCES THEREOF WHICH MAY DIFFER DEPENDING ON A PURCHASER’S PARTICULAR FINANCIAL SITUATION. IN NO EVENT SHOULD THE PRIVATE PLACEMENT DOCUMENTS BE DEEMED TO BE CONSIDERED TAX ADVICE PROVIDED BY THE COMPANY.

FOR FLORIDA RESIDENTS ONLY

THE CONVERTIBLE LOAN NOTES REFERRED TO IN THIS INSTRUMENT WILL BE SOLD TO, AND ACQUIRED BY, THE HOLDER IN A TRANSACTION EXEMPT UNDER § 517.061 OF THE FLORIDA SECURITIES ACT. THE CONVERTIBLE LOAN NOTES HAVE NOT BEEN REGISTERED UNDER SAID ACT IN THE STATE OF FLORIDA. IN ADDITION, ALL FLORIDA RESIDENTS SHALL HAVE THE PRIVILEGE OF VOIDING THE PURCHASE WITHIN THREE (3) DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH SUBSCRIBER TO THE COMPANY OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH SUBSCRIBER, WHICHEVER OCCURS LATER.

THIS INSTRUMENT is made by way of deed on ____________________ by and between LumiraDx Limited, an exempted company with limited liability incorporated in the Cayman Islands under company number 314391 whose registered office is at Estera Trust (Cayman) Limited, PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands (the “Company”), and Wilmington Trust SP Services (London) Limited as trustee.

WHEREAS

(a)

LumiraDx Limited, the parent of the LumiraDx Group (as defined herein) wishes to raise up to U.S.$150 million through the issue of 5% unsecured subordinated Convertible Loan Notes due 15 October 2024 (“Convertible Loan Notes”).

(b)	The Company will issue the Convertible Loan Notes to Qualified Investors (as defined herein) who subscribe for the Convertible Loan Notes.

(c)

The Convertible Loan Notes that are to be subscribed for by Qualified Investors are to be constituted as hereinafter provided and subject to, and with the benefit of the Schedules attached to it, such Schedules shall be deemed to form part of this instrument.

BY THIS DEED THE COMPANY DECLARES AND COVENANTS as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Instrument the following words and expressions shall have the following meanings, unless the context otherwise requires:

“A Ordinary Shares” means A ordinary shares of US$0.001 each in the share capital of the Company having the rights set out in the Articles of Association;

“Additional Intercreditor Agreement” means an additional intercreditor agreement on terms substantially similar to the Intercreditor Agreement (or more favorable to the Noteholders) or a replacement of, or an amendment to or an amendment and restatement of the Intercreditor Agreement;

“Articles of Association” means the articles of association of the Company in force from time to time;

“Business Day” means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

“Common Shares” means the ordinary shares of US$0.001 each in the share capital of the Company having the rights set out in the Articles of Association;

“Conditions” means the conditions of the Convertible Loan Notes as set out in Schedule 2 as from time to time modified in accordance with the provisions contained herein;

“Convertible Loan Notes” means the 5% unsecured subordinated convertible loan notes due on 15 October 2024 in the principal amount of up to U.S.$150 million constituted by this Instrument;

“Directors” or “Board” means the board of directors for the time being of the Company;

“Extraordinary Resolution” means an extraordinary resolution as defined in paragraph 18 of Schedule 4;

“Financial Promotion Order” means the United Kingdom Financial Services and Markets Act (Financial Promotion) Order 2005;

“FSMA” means the United Kingdom Financial Services and Markets Act 2000;

“Gates Foundation Note” means the unsecured subordinated note in an amount of up to US$20 million to be issued to the Bill & Melinda Gates Foundation as further described in the Note to Investors;

“Instrument” means this convertible loan note instrument and the Schedules attached to it as may from time to time be modified or supplemented in accordance with the provisions contained herein;

“Interest Payment Date” has the meaning given in Condition 10.1;

“Intercreditor Agreement” means the intercreditor agreement dated 3 October 2016 as amended and restated on 21 February 2017 and as amended and/or amended and restated from time to time between, inter alia, the Company, certain of its subsidiaries and the Senior Lenders;

“LumiraDx Group” means the Company and its subsidiaries and subsidiaries’ undertakings from time to time;

“Majority Noteholders” means, as of any date, the Noteholders holding at least 50.1% of the aggregate principal amount of the Convertible Loan Notes then in issue;

“Maturity Date” means the date that is the fifth anniversary of the date of the issue of the relevant Convertible Loan Notes;

“Noteholder” means a person whose name is entered in the Register as the holder of a Convertible Loan Note;

“Note to Investors” means the note to shareholders of the Company and other Investors dated 6 September 2019;

“Non-US Qualified Investor” means investors who are exempt from the general restriction in Section 21 of FSMA on the communication of invitations or inducements to engage in investment activity (being persons of the kind described in Article 19, 43, 48, 49 or 50A of the Financial Promotion Order). In broad terms these are persons who are: (a) investment professionals, or (b) a high net worth entity, or (c) a self-certified sophisticated investor, or (d) a certified high net worth individual, or (e) an existing shareholder of the Company, or (f) persons outside the United Kingdom;

“Preferred Shares” means the series A 8% cumulative convertible preferred shares of US$0.001 each in the share capital of the Company having the rights set out in the Articles of Association;

“Qualified Investors” or “Investors” means, collectively, the US Qualified Investors and Non-US Qualified Investors;

“Rate of Interest” has the meaning given in Condition 10.2;

“Register” means the register of holders of the Convertible Loan Notes kept by or on behalf of the Company;

“Regulation D” means Regulation D promulgated under the Securities Act;

“Sale” has the meaning given in the Articles of Association;

“Secretary” means the company secretary for the time being of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time;

“Senior Debt” means any Senior Liabilities (as that term is defined in the Intercreditor Agreement or any Additional Intercreditor Agreement);

“Senior Lender” means each noteholder, lender or any other person who provides financial indebtedness to the Company (or any of its affiliate(s)) in respect of any Senior Debt;

“Shares” means the Common Shares, A Ordinary Shares and/or the Preferred Shares, as the context requires;

“Trustee” means Wilmington Trust SP Services (London) Limited, until a successor replaces it in accordance with the applicable provisions of this Instrument and thereafter means the successor serving hereunder;

“United States” means the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction;

“US Person” means a US Person as defined in Regulation S under the United States Securities Act of 1933, as amended;

“US Qualified Investors” means shareholders of the Company and other investors who are outside the United Kingdom and who constitute “accredited investors” as that term is used in Regulation D, promulgated under the Securities Act, that are not persons prohibited from involvement with private offerings under Regulation D by virtue of Rule 506(d) thereof.

1.2	A Convertible Loan Note is outstanding unless:

(a)	it has been redeemed in full or purchased under Condition 2; or

(b)	it is held by a person for the benefit of the Company, a subsidiary or holding company for the time being of the Company or a subsidiary for the time being of a holding company of the Company.

1.3

Subject as herein expressly defined any words and expressions defined in the Companies Act 2006 shall have the meaning therein ascribed to them save that in interpreting section 1159 Companies Act 2006 for the purposes of this Instrument, a company is to be treated as a member of a subsidiary or as the holding company of another company even if its shares in that subsidiary or other company are registered in the name of (i) a nominee, or (ii) any party holding security over those shares, or that secured party’s nominees.

1.4	References to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof from time to time in force.

1.5	Words denoting persons shall include corporations, associations or partnerships, the masculine gender shall include the feminine and the singular shall include the plural and vice versa.

1.6	The headings are for convenience only and shall not affect the interpretation hereof.

2.	AMOUNT OF THE CONVERTIBLE LOAN NOTES

2.1	The aggregate nominal amount of the Convertible Loan Notes constituted by this Instrument is limited to a maximum of US$150,000,000.

2.2	The Convertible Loan Notes will be issued in registered form in denominations of US$1 in nominal amount or integral multiples thereof by the Company.

3.	STATUS OF THE CONVERTIBLE LOAN NOTES

3.1

The Convertible Loan Notes represent a direct and unsecured and subordinated obligation of the Company for the due and punctual payment of the principal and interest in respect of them and for the performance of all the obligations of the Company with respect to them.

3.2

The Convertible Loan Notes when issued will rank pari passu equally and rateably without discrimination or preference as unsecured debt obligations of the Company and with all other unsecured indebtedness of the Company apart from those preferred by law. The Company shall not issue any further debt securities ranking pari passu with the Convertible Loan Notes, other than the Gates Foundation Note, but reserves its right to be able to issue debt securities which rank in priority to the Convertible Loan Notes.

3.3

Pursuant to the terms of the Intercreditor Agreement (or any Additional Intercreditor Agreement), the obligations represented by the Convertible Loan Notes shall rank junior in right of payment to obligations that are due and payable from time to time with respect to the Senior Debt. Pursuant to the terms of the Intercreditor Agreement (or any Additional Intercreditor Agreement), upon the liquidation, winding-up, dissolution, administration, receivership or other similar proceeding of the Company (and in each of the foregoing cases, whether voluntary, involuntary, partial or complete and whether pursuant to any compromise or arrangement with creditors or otherwise), the rights of the Noteholders will be subject to the prior payment in full of all Senior Debt. Pursuant to the terms of the Intercreditor Agreement (or any Additional Intercreditor Agreement), for so long as any Senior Debt is outstanding, the Company shall not pay and the Noteholders shall not receive or accept any payment of principal unless expressly permitted by the holders of the Senior Debt and payments of interest on any Convertible Loan Note is subject to no default or event of default continuing with respect to the Senior Debt.

3.4	The Convertible Loan Notes shall be known as 5% Unsecured Convertible Loan Notes due 2024.

4.	CONDITIONS OF ISSUE

The Conditions and other provisions contained in the Schedules shall have effect in the same manner as if such Conditions and other provisions were set out herein. The Convertible Loan Notes shall be held subject to and with the benefit of the Conditions and of the other provisions in the Schedules, all of which shall be deemed to be incorporated into this Instrument and be binding on the Company, the Noteholders and all persons claiming through them respectively and the Company hereby covenants with the Noteholders and each of them duly to comply with the terms of the Convertible Loan Notes and to observe and perform the Conditions and the other provisions in the Schedules.

5.	CERTIFICATES FOR THE CONVERTIBLE LOAN NOTES

5.1	Each Noteholder shall be entitled without charge to a certificate stating the nominal amount of the Convertible Loan Notes registered in his name. Each certificate shall:

(a)	bear a denoting number;

(b)	(subject as provided in this clause 5) be executed on behalf of the Company;

(c)	be substantially in the form set out in Schedule 1; and

(d)	have endorsed on it the Conditions.

5.2

A certificate must be signed by one Director and a witness and expressed to be executed by the Company as a deed. The Company shall not be bound to register more than four persons as the joint holders of any Convertible Loan Note. Joint holders of Convertible Loan Notes will be entitled to only one Convertible Loan Note in respect of their joint holding and the Convertible Loan Note will be delivered to that one of the joint holders who is first-named in the Register in respect of the joint holding or to such other person as the joint holders may, in writing, direct. Delivery of a certificate to one of such persons shall be sufficient delivery to all. When a Noteholder has redeemed or transferred part only of his Convertible Loan Notes, the old certificate shall be cancelled and a new certificate for the balance of such Convertible Loan Notes shall be issued without charge by the Company.

6.	REGISTER OF NOTEHOLDERS

6.1	The Company shall cause a register to be maintained in respect of the Convertible Loan Notes in accordance with the provisions of Schedule 3.

6.2

The provisions relating to the Register set out in Schedule 3 shall be deemed to be incorporated in this Instrument and shall be binding on the Company and the Noteholders and on all persons claiming through or under them respectively.

7.	MEETINGS OF NOTEHOLDERS

The provisions for meetings of holders of the Convertible Loan Notes set out in Schedule 4 shall be deemed to be incorporated in this Instrument and shall be binding on the Company and the Noteholders and on all persons claiming through or under them respectively.

8.	FOREIGN NOTEHOLDERS

The Convertible Loan Notes have not been and will not be registered under the United States Securities Act of 1933, as amended, or under any of the relevant securities laws of any state or territory of the United States. No prospectus in relation to the Convertible Loan Notes will be filed and no relief from applicable securities law requirements has been or will be obtained from the applicable securities regulatory authority of any province or territory of Canada. In addition, no steps have been taken, or will be taken, to enable the Convertible Loan Notes to be offered in Japan in compliance with applicable securities laws of Japan and no prospectus in relation to the Convertible Loan Notes has been, or will be, lodged with or registered by the Australian Securities Commission. Accordingly, the Convertible Loan Notes may not (subject to certain exceptions, including any exemption, if available, from any applicable registration requirements, and otherwise in compliance with all applicable laws) be offered, sold or delivered, directly or indirectly, in or into Canada, Japan, Australia or the Republic of South Africa or any other jurisdiction if to do so would constitute a violation of relevant laws of, or require registration thereof in, such jurisdiction or to or for the account or benefit of any US Person.

9.	TRUSTEE

9.1	Duties of Trustee.

(a)

The Trustee is hereby appointed by the Company and the Noteholders to act as agent for the Noteholders in connection with this Instrument, the Intercreditor Agreement, any Additional Intercreditor Agreement, any Creditor Accession Undertaking (as defined in the Intercreditor Agreement or Additional Intercreditor Agreement, as applicable) and any other agreement, instrument, document or matter connected, or reasonably incidental to, any of the foregoing. The Trustee agrees to comply with its obligations under this Instrument, the Intercreditor Agreement and any Additional Intercreditor Agreement and agrees to sign on behalf of each Noteholder or proposed transferee in respect thereof any Creditor Accession Undertaking (as defined in the Intercreditor Agreement or Additional Intercreditor Agreement, as applicable) or Additional Intercreditor Agreement or amendment to the Intercreditor Agreement or Additional

Intercreditor Agreement presented to it by the Company. In the event of a conflict between the terms of this Instrument and the terms of the Intercreditor Agreement, in relation to the Trustee, the terms of the Intercreditor Agreement shall prevail. All protections and rights to indemnities set out in each of the Intercreditor Agreement, any Additional Intercreditor Agreement and any Creditor Accession Undertaking apply herein.

(b)	The Trustee will exercise such of the rights and powers vested in it by this Instrument.

(c)

The duties of the Trustee will be determined solely by the express provisions of this Instrument, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Trustee need perform only those duties that are specifically set forth in this Instrument, the Intercreditor Agreement, any Additional Intercreditor Agreement and no others, and no other implied covenants or obligations shall be read into this Instrument against the Trustee. In the event of a conflict between the terms of this Instrument and the terms of the Intercreditor Agreement, in relation to the Trustee, the terms of the Intercreditor Agreement shall prevail.

(d)

In the absence of wilful default, fraud or gross negligence, the Trustee may conclusively rely without liability, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions of counsel furnished to the Trustee and conforming to the requirements of this Instrument.

(e)	The Trustee may not be relieved from liabilities for its own gross negligence, wilful default or fraud.

(f)	Whether or not therein expressly so provided, every provision of this Instrument that in any way relates to the Trustee is subject to this clause 9.

(g)

No provision of this Instrument will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Instrument at the request of any Noteholders, unless such Noteholder has offered to the Trustee security or an indemnity satisfactory to it against any loss, liability or expense.

(h)

The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and funds held by the Trustee will not be subject to the United Kingdom FCA Client Money Rules.

(i)

The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation any breach of the terms of this Instrument) unless a responsible officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee and such notice clearly references Convertible Loan Notes, the Company or this Instrument.

(j)

Notwithstanding anything else herein contained, the Trustee may refrain from doing anything that would or might in its opinion based upon legal advice in the relevant jurisdiction be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

9.2	Disapplication of Trustee Acts.

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Trustee in relation to the trusts constituted by this Instrument. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Instrument, the provisions of this Instrument shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Instrument shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

9.3	Rights of Trustee.

(a)

The Trustee may conclusively rely upon any document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in such document. The Trustee may, if it sees fit, make such inquiry.

(b)

Before the Trustee acts or refrains from acting, it may require an officer’s certificate or an opinion of counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificate or opinion of counsel, as the case may be. The Trustee may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any opinion of counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)	The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)	The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Instrument.

(e)	Unless otherwise specifically provided in this Instrument, any demand, request, direction or notice from the Company will be sufficient if signed by an officer of the Company.

(f)

The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Instrument at the request or direction of any of the Noteholders unless such Noteholders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)

The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Instrument or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Convertible Loan Notes.

(h)

In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Noteholders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Instrument, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(i)	The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Instrument or the Convertible Loan Notes.

(j)	The permissive right of the Trustee to take the actions permitted by this Instrument shall not be construed as an obligation or duty to do so.

(k)

The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Instrument by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(l)

The Trustee shall not under any circumstances be liable for any special, indirect or consequential loss or damage whatsoever (being loss of business, goodwill, opportunity or profit of any kind) of the Company, an affiliate of the Company or any other person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(m)

The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney at the sole cost of the Company and, subject to this clause 9, shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n)

The Trustee may request that the Company delivers an officer’s certificate setting forth the names of the individuals or titles of officers authorized at such time to take specified actions pursuant to this Instrument, which officer’s certificate may be signed by any person authorized to sign an officer’s certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(o)

The Trustee may retain professional advisors to assist it in performing its duties under this Instrument. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Instrument and the Convertible Loan Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(p)

The Trustee may assume without inquiry in the absence of actual knowledge that the Company is duly complying with its obligations contained in this Instrument required to be performed and observed by it, and that no breach of this Instrument or other event which would require repayment of the Convertible Loan Notes has occurred.

9.4	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Convertible Loan Notes and may otherwise deal with the Company or any affiliate of the Company with the same rights it would have if it were not Trustee.

9.5	Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Instrument, the Convertible Loan Notes or the Intercreditor Agreement (including any Additional Intercreditor Agreement entered into in accordance with the terms of the Intercreditor Agreement or this Instrument), it shall not be accountable for the Company’s use of the proceeds from the Convertible Loan Notes or any money paid to the Company or upon the Company’s direction under any provision of this Instrument, and it will not be responsible for any statement or recital herein or any statement in the Convertible Loan Notes or any other document in connection with the sale of the Convertible Loan Notes or pursuant to this Instrument other than its certificate of authentication.

9.6	Compensation and Indemnity.

(a)

The Company will pay to the Trustee from time to time compensation for its acceptance of this Instrument and services hereunder as shall be agreed from time to time between them. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all disbursements, advances and documented expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel. In the event of the occurrence of a breach of the terms of this Instrument or the Convertible Loan Notes or being requested by the Company to undertake duties which the Trustee and the Company agree to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee under this Instrument, the Company shall pay to the Trustee such additional remuneration as shall be agreed between them.

(b)

The Company will indemnify the Trustee against any and all losses, liabilities or expenses (including attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Instrument, including the costs and expenses of enforcing this Instrument against the Company and defending itself against any claim (whether asserted by the Company, any Noteholder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to the Trustee’s gross negligence, wilful default or fraud. The Trustee shall notify the Company promptly of any third-party claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim, with counsel satisfactory to the Trustee, and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense; provided that if the defendants in any such claim include both the Company and the Trustee and the Trustee shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Company, or the Trustee has concluded that there may be any other actual or potential conflicting interests between the Company and the Trustee, the Trustee shall have the right to select separate counsel and the Company shall be required to pay the fees and expenses of such separate counsel. Any settlement which affects the Trustee may not be entered into without the written consent of the Trustee, unless the Trustee is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Trustee. The Company shall not need to pay for any settlement made without its consent, which consent will not be unreasonably withheld.

9.7	Replacement of Trustee.

(a)	A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this clause 9.6.

(b)

The Trustee may resign in writing at any time and be discharged from the terms of this Instrument by so notifying the Company provided that a successor Trustee has accepted appointment as provided in this clause 9.6. The Noteholders by Extraordinary Resolution may remove the Trustee by so notifying the Trustee and the Company in writing not less than 60 days prior to the effective date of such removal. The Company may remove the Trustee if:

(i)

the Trustee is adjudged a bankrupt or insolvent or an order for relief is entered with respect to the Trustee under or in respect of any bankruptcy, insolvency, administration, receivership or other analogous proceedings;

(ii)	a custodian or public officer takes charge of the Trustee or its property;

(iii)	the Trustee becomes incapable of acting; or

(iv)	if the Company determines it wishes so.

(c)	If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.

(d)

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Company, or the Noteholders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be reasonably satisfactory to the Company.

(e)

A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Instrument. The successor Trustee will mail a notice of its succession to Noteholders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee at the cost of the Company; provided all sums owing to the Trustee hereunder have been paid . The retiring Trustee shall have no responsibility or liability for the action or inaction of the successor Trustee.

9.8	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

10.	INTERCREDITOR AGREEMENT AND ADDITIONAL INTERCREDITOR AGREEMENT

(a)

Each Noteholder, by accepting a Convertible Loan Note and/or signing any transfer in connection therewith, will be deemed to have (i) agreed to and accepted the terms and conditions of the Intercreditor Agreement, any Additional Intercreditor Agreement and any amendment thereto referred to in this clause 10; (ii) authorised and instructed the Trustee to sign the Intercreditor Agreement, any Additional Intercreditor Agreement and/or any Creditor Accession Undertaking (as defined in the Intercreditor Agreement or Additional Intercreditor Agreement, as applicable) on its behalf and/or on its own account, as applicable; and (iii) agreed that neither the Trustee nor the Company will be required to seek the consent of the Noteholders to perform its obligations under and in accordance with this clause 10.

(b)

At the request of the Company, at the time of, or prior to, the incurrence by the Company or any of its affiliates of any indebtedness permitted to be incurred pursuant to the terms of this Instrument, the Trustee will (without the consent of the Noteholders) enter into or accede to an Additional Intercreditor Agreement on the behalf of the Noteholders; provided that such Additional Intercreditor Agreement will not impose any additional personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Instrument, any Additional Intercreditor Agreement or the Intercreditor Agreement.

(c)

At the written direction of the Company and without the consent of the Noteholders, the Trustee shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement on behalf of the Noteholders to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of indebtedness covered by any such Intercreditor Agreement or Additional Intercreditor Agreement that may be incurred by the Company or its affiliates that is subject to any such Intercreditor Agreement or Additional Intercreditor Agreement (provided that such indebtedness is incurred in compliance with this Instrument), (3) add new guarantors to the Intercreditor Agreement or any Additional Intercreditor Agreement, (4) secure any additional indebtedness incurred in compliance with this Instrument, or (5) make any other change to any such agreement as determined by the Company.

11.	RIGHTS OF THIRD PARTIES

A person who is not a Noteholder has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Instrument. This Instrument may only be amended in accordance with the provisions of Condition 11.2.

12.	GOVERNING LAW

This Instrument and the Convertible Loan Notes and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

13.	JURISDICTION

13.1	Each of the Company and the Noteholders irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)

determine any claim, dispute or difference arising under or in connection with this Instrument, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Instrument, whether the alleged liability shall arise under the law of England or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (“Proceedings”);

(b)	grant interim remedies, or other provisional or protective relief.

13.2

Each of the Company and the Noteholders submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against them or any of their respective assets in such courts.

This instrument has been executed as a deed, and it has been delivered on the date stated at the beginning of this Instrument.

SCHEDULE 1

FORM OF CONVERTIBLE LOAN NOTE

NEITHER THE CONVERTIBLE LOAN NOTES EVIDENCED HEREBY NOR THE COMMON SHARES (OR OTHER QUALIFYING EQUITY SECURITIES, IF APPLICABLE) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND WILL BE OFFERED AND SOLD IN RELIANCE ON AN EXEMPTION FROM, OR TRANSACTION NOT SUBJECT TO, THE SECURITIES ACT.

Certificate No.	Nominal Amount
US$[•]

LUMIRADX LIMITED

(an exempted company with limited liability incorporated in the Cayman Islands under company number 314391)

5% UNSECURED SUBORDINATED CONVERTIBLE LOAN NOTES DUE 2024

Issue of US$[•] 5% unsecured subordinated convertible loan notes due 15 October 2024 (the “Convertible Loan Notes”) created and issued by LumiraDx Limited (the “Company”) pursuant to the Articles of Association of LumiraDx Limited and a resolution of the Board passed on 6 September 2019.

THIS IS TO CERTIFY that                    of                     is/are the registered holder(s) of the above nominal amount of the above mentioned Convertible Loan Notes which are constituted by an Instrument entered into by the Company on [•] 2019 (the “Instrument”) and are issued with the benefit of and subject to the provisions contained in the Instrument and the conditions endorsed hereon. The Convertible Loan Notes of US$ [•] have been allotted and issued on [•] 2019 and [•] 2019 and are therefore due to be repaid in full in accordance with Condition 2 of the Conditions on 15 October 2024, unless previously converted into Common Shares (as defined in the Instrument) or other qualifying equity securities of the Company in accordance with the terms of the Instrument.

IN WITNESS whereof this certificate has been executed and delivered by the Company as a Deed:

Date of Issue:

Executed as a Deed by	)

LumiraDx Limited	)

acting by a director in the presence of

Signature of witness

Name

Address

SCHEDULE 2

CONDITIONS

1.	FORM AND STATUS

The Convertible Loan Notes will be issued by the Company in registered form in amounts and integral multiples of US$1, and will constitute unsecured subordinated obligations of the Company. Fractional entitlements will be disregarded.

2.	REPAYMENT, PREPAYMENT, PURCHASE AND REDEMPTION

2.1

Unless converted in accordance with Conditions 3 or 4, in which case no consent shall be required, or an Extended Maturity Date applies (as referred to in Condition 4.2(a)), the Convertible Loan Notes will be repaid in full by the Company at par together with accrued interest (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) in accordance with this Condition 2 on 15 October 2024 (or, if such date is not a Business Day, on the first Business Day thereafter) (each a “Maturity Date”), provided that the Convertible Loan Notes (including principal, interest and other amounts thereon) shall not be repaid by the Company unless permitted by the terms of the Senior Debt and/or Intercreditor Agreement (or Additional Intercreditor Agreement).

2.2

The Convertible Loan Notes may not be prepaid or repurchased by the Company prior to a Maturity Date without the consent of the Majority Noteholders and unless permitted by the terms of the Senior Debt and/or Intercreditor Agreement (or Additional Intercreditor Agreement). In addition, any prepayment on the relevant Convertible Loan Notes will be made on all outstanding relevant Convertible Loan Notes on a pro-rata basis.

3.	VOLUNTARY CONVERSION BY A NOTEHOLDER

3.1

Subject to early repayment of the relevant Convertible Loan Notes, in whole or in part, in accordance with Condition 2 all, but not part, of the relevant Convertible Loan Notes held by a Noteholder which remain outstanding at the Conversion Date may be converted into Common Shares at any time by the Noteholder serving upon the Company a Conversion Notice. Upon conversion, such Common Shares shall be subject to the rights and obligations set forth in the Articles of Association. A Noteholder must convert all of the Convertible Loan Notes held by him and cannot convert part only of the Convertible Loan Notes held by him.

3.2	The Conversion Notice:

(a)	must request conversion into Common Shares of a Noteholder’s entire holding of Convertible Loan Notes;

(b)

shall specify the nominal amount of Convertible Loan Notes held by it, plus the Noteholder’s estimate of the amount of any accrued interest as at the Conversion Date in respect of all of his or her Convertible Loan Notes;

(c)	shall be duly completed and signed by the Noteholder; and

(d)	shall be accompanied by the certificate representing the Convertible Loan Notes to be converted.

A Conversion Notice shall not be withdrawn once given by the Noteholder.

3.3

Within fifteen Business Days of the relevant Conversion Date, the Company shall allot and issue credited as fully paid to the relevant Noteholder, the whole number of Common Shares to which it shall be entitled at the Conversion Price. Such allotment and issue shall be in full satisfaction and discharge of the principal monies in respect of the Convertible Loan Notes so converted. Any accrued and unpaid interest on those Convertible Loan Notes, shall be paid in cash to the relevant Noteholder (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) prior to the allotment and issue of the Common Shares referred to in this paragraph.

3.4

Not later than ten Business Days following the relevant allotment of Common Shares pursuant to Condition 3.3, the Company shall procure that registration shall take place and shall send free of charge to the relevant Noteholder, a share certificate in respect of the relevant Common Shares. Entitlements to Common Shares shall be rounded down and fractional entitlements satisfied in cash, such payment to be satisfied in the manner prescribed by Condition 7.2 of this Schedule 2. Cash entitlements to less than US$500 shall be disregarded and not paid.

3.5

Common Shares issued to a Noteholder on conversion of the Convertible Loan Notes shall rank equally in all respects with the other then existing Common Shares on and from the date of allotment and such Common Shares shall be entitled to all dividends and other distributions attaching to the Common Shares arising on and from the date of allotment of such Common Shares.

3.6	In this Condition 3, unless the context otherwise requires the following expressions shall have the following meanings:

Conversion Date	means the date on which a Conversion Notice, complying with Condition 3.2, is served upon the Company;

Conversion Notice	means the notice in the form set out in Schedule 5; and

Conversion Price	means the amount calculated at the rate of one Common Share for each US$1793.382 nominal amount of Convertible Loan Notes held by the Noteholder as at the Conversion Date (and subject to adjustment for stock dividends, splits, combination and similar events), with any fraction of a Common Share being rounded down to the nearest whole number and entitlements to fractions of a Common Share being satisfied in cash subject to Condition 3.4.

4.	AUTOMATIC AND/OR FORCED CONVERSION BY THE COMPANY

4.1	AUTOMATIC CONVERSION

(a)

Subject to early repayment of the Convertible Loan Notes in accordance with Condition 2 or conversion in accordance with Condition 3, the principal amount of the Convertible Loan Notes held by the Noteholders which remain outstanding at the Automatic Conversion Date shall be converted into Common Shares at the Automatic Conversion Price (with any and all accrued and unpaid interest on those Convertible Loan Notes to be paid to the relevant Noteholders in cash (subject to any requirement to deduct or withhold amounts in respect of tax therefrom)). An Automatic Conversion Notice can only be served: (i) in connection with a public offering of the Company’s shares on a recognized stock exchange (“IPO”) that raises a minimum of US$100 million of gross proceeds with a price to the public per share in excess of the Conversion Price (a “Qualifying IPO”); or (ii) upon a Sale of the Company prior to the Maturity Date (including an Extended Maturity Date) that results in net proceeds available for distribution per Common Share equal to or greater than the Conversion Price. Upon conversion, such Common Shares shall be subject to the rights and obligations set forth in the Articles of Association.

(b)	The Automatic Conversion Notice shall:

(i)	require conversion into Common Shares of a Noteholder’s entire holding of Convertible Loan Notes;

(ii)

specify the nominal amount of Convertible Loan Notes held by each Noteholder which is subject to conversion into Common Shares as at the Automatic Conversion Date in respect of such Convertible Loan Notes which are subject to conversion into Common Shares; and

(iii)	be duly completed and signed by the Company.

(c)

Within fifteen Business Days of the Automatic Conversion Date, the Company shall allot and issue credited as fully paid to the Noteholders, the number of Common Shares to which each shall be entitled at the Automatic Conversion Price. Such allotment and issue shall be in full satisfaction and discharge of the principal monies in respect of the Convertible Loan Notes so converted. Any accrued and unpaid interest on those Convertible Loan Notes shall be paid to the relevant Noteholders in cash (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) prior to the allotment and issue of the Common Shares referred to in this paragraph.

(d)

Not later than ten Business Days following the relevant allotment of Common Shares pursuant to Condition 4.1(c), the Company shall procure that registration shall take place and shall send free of charge to the relevant Noteholder, a share certificate in respect of the relevant Common Shares. Entitlements to Common Shares shall be rounded down and fractional entitlements satisfied in cash in the manner prescribed by Condition 7.2 of this Schedule 2. Cash entitlements to less than US$500 shall be disregarded and not paid.

(e)

Common Shares issued to a Noteholder on conversion of the Convertible Loan Notes shall rank equally in all respects with the other then existing Common Shares on and from the date of allotment and such Common Shares shall be entitled to all dividends and other distributions attaching to the Common Shares arising on and from the date of allotment of such Common Shares.

(f)	In this Condition 4.1, unless the context otherwise requires the following expressions shall have the following meanings:

Automatic Conversion Date	means the date on which an Automatic Conversion Notice is served by the Company;

Automatic Conversion Notice	means the notice in the form set out in Schedule 6;

Automatic Conversion Price	means the Conversion Price; and

4.2	SENIOR LENDER FORCED CONVERSION

(a)

Subject to early repayment of the Convertible Loan Notes in accordance with Condition 2 or conversion in accordance with Condition 3, if the Company is prohibited by the terms of any Senior Debt or pursuant to the terms of the Intercreditor Agreement (or any Additional Intercreditor Agreement) from repaying the Convertible Loan Notes in whole or in part upon the Maturity Date and the Company is not repaying such Senior Debt, obtaining a waiver or amendment from such Senior Lender or otherwise taking actions that would make a repayment permissible under the terms of such Senior Debt or pursuant to the terms of the Intercreditor Agreement (or any Additional Intercreditor

Agreement) then the Company shall provide notice that it will not be able to repay the Convertible Loan Notes in cash on the Maturity Date to the relevant Noteholders at least 90 days prior to the Maturity Date (“Extension Notice Deadline”). In such an event, each Noteholder shall have the option to extend the maturity of their Convertible Loan Notes to a date which is 90 days after the maturity of any Senior Debt (“Extended Maturity Date”) by providing notice thereof to the Company by the date that is thirty days prior to the Maturity Date (the “Extension Deadline”) and, in the event that a Noteholder affirmatively exercises such option, the interest rate shall automatically increase to 8.5% from the Maturity Date and shall apply throughout the duration of the period to the Extended Maturity Date; provided that if a Noteholder does not elect to extend the terms of his, her or its Convertible Loan Note prior to the Extension Deadline, then in such instance the Company shall be able to force the conversion (“Senior Lender Forced Conversion”) of the principal amount of the Convertible Loan Notes held by such Noteholders that remain outstanding at the Senior Lender Forced Conversion Date into Common Shares at the Senior Lender Forced Conversion Price, provided that the Company has served all such Noteholders with a Senior Lender Forced Conversion Notice. Upon conversion, such Common Shares shall be subject to the rights and obligations set forth in the Articles of Association. Any accrued and unpaid interest on the Convertible Loan Notes shall be paid to the relevant Noteholders in cash (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) prior to the allotment and issue of the Common Shares referred to in this paragraph.

(b)	The Senior Lender Forced Conversion Notice shall:

(i)	require conversion into Common Shares of a Noteholder’s entire holding of Convertible Loan Notes;

(ii)

specify the nominal amount of Convertible Loan Notes held by each Noteholder which is subject to conversion into Common Shares as at the Senior Lender Forced Conversion Date in respect of such Convertible Loan Notes which are subject to conversion into Common Shares; and

(iii)	be duly completed and signed by the Company.

(c)

Within fifteen Business Days of the Senior Lender Forced Conversion Date, the Company shall allot and issue credited as fully paid to the Noteholders, the number of Common Shares to which each shall be entitled at the Senior Lender Forced Conversion Price. Such allotment and issue shall be in full satisfaction and discharge of the principal monies in respect of the Convertible Loan Notes so converted. Any accrued and unpaid interest on those Convertible Loan Notes shall be paid to the relevant Noteholders in cash (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) prior to the allotment and issue of the Common Shares referred to in this paragraph.

(d)

Not later than ten Business Days following the relevant allotment of Common Shares pursuant to Condition 4.2(c), the Company shall procure that registration shall take place and shall send free of charge to the relevant Noteholder, a share certificate in respect of the relevant Common Shares. Entitlements to Common Shares shall be rounded down and fractional entitlements satisfied in cash in the manner prescribed by Condition 7.2 of this Schedule 2. Cash entitlements to less than US$500 shall be disregarded and not paid.

(e)

Common Shares issued to a Noteholder on conversion of the Convertible Loan Notes pursuant to this Condition 4.2 shall rank equally in all respects with the other then existing Common Shares on and from the date of allotment and shall be entitled to all dividends and other distributions arising on and from the date of allotment of such Common Shares.

(f)	In this Condition 4.2, unless the context otherwise requires the following expressions shall have the following meanings:

Senior Lender Forced Conversion Date	means the date on which a Senior Lender Forced Conversion Notice is served by the Company;

Senior Lender Forced Conversion Notice	means the notice in the form set out in Schedule 6; and

Senior Lender Forced Conversion Price	means the amount calculated at the rate of one Common Share for each US$1,269.283 nominal amount of Convertible Loan Notes held by the Noteholder as at the Senior Lender Forced Conversion Date (and subject to adjustment for stock dividends, splits, combination and similar events), with any fraction of a Common Share being rounded down to the nearest whole number and entitlements to fractions of a Common Share being satisfied in cash subject to Condition 4.2(d).

4.3	COMPANY FORCED CONVERSION

(a)

Subject to early repayment of the Convertible Loan Notes in accordance with Condition 2 or conversion in accordance with Condition 3, if at any time after 18 months from the issuance of the Convertible Loan Notes the Company successfully raises additional equity in a private offering of at least US$50 million and at a pre-money valuation that is equal to or greater than US$1,650,000,000 (one billion, six hundred and fifty million) (a “Qualifying Equity Round”), then the Company, subject to the relevant Shareholder approvals, shall be able to force the conversion (“Company Forced Conversion”) of the principal amount of the Convertible Loan Notes held by Noteholders that remain outstanding at the Company Forced Conversion Date into the same class of equity security issued to investors in the Qualifying Equity Round (“Qualifying Equity Securities”) at the Company Forced Conversion Price, provided that the Company has served all such Noteholders with a Company Forced Conversion Notice (with any accrued and unpaid interest on those Convertible Loan Notes to be paid to the relevant Noteholders in cash (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) prior to the allotment and issue of the Qualifying Equity Securities referred to in this paragraph). Upon conversion, such Qualifying Equity Securities shall be subject to the rights and obligations set forth in the Articles of Association.

(b)	The Company Forced Conversion Notice shall:

(i)	require conversion into Qualifying Equity Securities of a Noteholder’s entire holding of Convertible Loan Notes;

(ii)

specify the nominal amount of Convertible Loan Notes held by each Noteholder which is subject to conversion into Qualifying Equity Securities as at the Company Forced Conversion Date in respect of such Convertible Loan Notes which is subject to conversion into Qualifying Equity Securities; and

(iii)	be duly completed and signed by the Company.

(c)

Within fifteen Business Days of the Company Forced Conversion Date, the Company shall allot and issue credited as fully paid to the Noteholders, the number of Qualifying Equity Securities to which each shall be entitled at the Company Forced Conversion Price. Such allotment and issue shall be in full satisfaction and discharge of the principal monies in respect of the Convertible Loan Notes so converted. Any accrued and unpaid interest on those Convertible Loan Notes shall be paid to the relevant Noteholders in cash (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) prior to the allotment and issue of the Qualifying Equity Securities referred to in this paragraph.

(d)

Not later than ten Business Days following the relevant allotment of Qualifying Equity Securities pursuant to Condition 4.3(c), the Company shall procure that registration shall take place and shall send free of charge to the relevant Noteholder, a share certificate in respect of the relevant Qualifying Equity Securities. Entitlements to a fraction of a Qualifying Equity Security shall be rounded down and fractions disregarded and fractional entitlements satisfied in cash in the manner prescribed by Condition 7.2 of this Schedule 2. Cash entitlements to less than US$500 shall be disregarded and not paid.

(e)

Qualifying Equity Securities issued to a Noteholder on conversion of the Convertible Loan Notes pursuant to this Condition 4.3 shall rank equally in all respects with the other then existing Qualifying Equity Securities on and from the date of allotment and shall be entitled to all dividends and other distributions arising on and from the date of allotment of such Qualifying Equity Securities.

(f)	In this Condition 4.3, unless the context otherwise requires the following expressions shall have the following meanings:

Company Forced Conversion Date	means the date on which a Company Forced Conversion Notice is served by the Company;

Company Forced Conversion Notice	means the notice in the form set out in Schedule 6; and

Company Forced Conversion Price	means the Conversion Price.

5.	ADDITIONAL DEBT

5.1

In addition to any Senior Debt or debt provided by Senior Lenders, the Company is permitted to incur additional unsecured debt which is subordinated to the Convertible Loan Notes in an aggregate amount of up to US$100 million without the need for any consent from Noteholders.

6.	EVENTS OF DEFAULT

6.1

Subject to the provisions of clause 3 (Status of the Convertible Loan Notes) and Condition 2.1, 3 and 4 above, each Noteholder shall be entitled to require all or any part of the Convertible Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) up to (but excluding) the date of payment whilst any of the following is continuing:

(a)

any principal or interest payable on any of the Convertible Loan Notes held by the Noteholder shall fail to be paid in full (subject to any requirement to make a deduction or withholding on account of tax) within 14 days of the due date for payment thereof; or

(b)

an order is made or an effective resolution is passed for the winding-up or dissolution (or equivalent procedure in any other jurisdiction) of the Company (otherwise than for the purposes of an amalgamation or reconstruction or a members’ voluntary winding-up upon terms previously approved by Extraordinary Resolution); or

(c)	an encumbrancer takes possession or a trustee, receiver or an administrator or administrative receiver or similar officer is appointed of all or substantially all of the undertaking of the Company;

provided that, in each case, no Noteholder may exercise any remedies or take any enforcement action (including but not limited to taking any steps to, or join any other creditor to, commence or pursue any bankruptcy, insolvency, administration, receivership or other analogous proceedings but excluding the right to make demand for payment to preserve a Noteholder’s position in the insolvency of the Company), against the Company, or any of its subsidiaries until the Senior Debt is repaid in full, other than to make demand for payment on or following an Interest Payment Date or a Maturity Date or an Extended Maturity Date, as applicable where permitted to do so by the terms of the Intercreditor Agreement (or any Additional Intercreditor Agreement).

6.2

Subject to clause 3 (Status of the Convertible Loan Notes) and Condition 2.1, 3 and 4 above, the rights set out in Condition 6.1 above shall be exercisable by the Noteholder concerned completing and signing such form as the Directors may approve for this purpose and lodging the same at the registered office of the Company, accompanied by the certificate(s) for all the Convertible Loan Notes to be redeemed and such evidence (if any) as the Directors may reasonably require to prove the title of the person requiring repayment. A notice of repayment given to the Company in accordance with this Condition shall be irrevocable.

6.3	The Company shall notify the Noteholders forthwith of the happening of any of the events specified in Condition 6.1.

Notwithstanding anything to the contrary herein, no Noteholder may exercise any remedies or take any enforcement action (including but not limited to taking any steps to, or join any other creditor to, commence or pursue any bankruptcy, insolvency, administration, receivership or other analogous proceedings but excluding the right to make demand for payment to preserve a Noteholder’s position in the insolvency of the Company) against the Company, or any of its subsidiaries until the Senior Debt is repaid in full, other than to make demand for payment on or following an Interest Payment Date, a Maturity Date or an Extended Maturity Date, as applicable where permitted to do so by the terms of the Intercreditor Agreement (or any Additional Intercreditor Agreement).

7.	METHOD OF PAYMENT

7.1

Payment of the principal moneys and interest payable upon the Convertible Loan Notes, or any part thereof, may be made by wire transfer to each Noteholder’s bank account (as notified to the Company), or by cheque, warrant or money order sent through the post at the risk of the Noteholder or Noteholders (as the case may be) to the registered address of the Noteholder or, in the case of all joint Noteholders, to the registered address of that one of them who is first named on the Register, or to such person and to such address as the Noteholder or all joint Noteholders may in writing direct. Every such cheque, warrant or money order shall be made payable to the order of the person to whom it is sent (or to such person as the Noteholder or all joint Noteholders may in writing direct) and payment of the cheque, warrant or money order shall be a satisfaction of the principal and interest represented by it.

7.2

If any Convertible Loan Notes are converted into Common Shares or Qualifying Equity Securities in accordance with Conditions 3 or 4 and there is a balance of the principal amount outstanding in respect of such Noteholder’s holding of Convertible Loan Notes, arising from entitlements to the relevant Common Shares or Qualifying Equity Securities being rounded down, such fractional entitlements shall be satisfied in cash provided such balance is equal to or more than US$500 (the “Cash Balance”). If so, then such Cash Balance shall be satisfied by the Company paying the relevant Noteholder an amount equal to the Cash Balance (subject to any requirement to deduct or withhold amounts in respect of tax therefrom).

8.	SURRENDER OF CERTIFICATE AND PRESCRIPTION

8.1

Every Noteholder any part of whose principal amount of Convertible Loan Notes are due to be repaid under any of the provisions of these Conditions shall, not later than the due date for such repayment of principal, deliver the relevant certificates for such Convertible Loan Notes to the Company or as it shall direct. Unless payment of the amount due to be repaid has already been made in accordance with Condition 7, upon such delivery and against a receipt for the principal moneys payable in respect of the Convertible Loan Notes to be repaid, the Company shall pay to the Noteholder the amount payable to him in respect of such repayment in accordance with Condition 7. If part only of any Convertible Loan Note(s) as evidenced by the relevant certificate so delivered is then due to be repaid, the Company shall either endorse such Convertible Loan Note with a memorandum of the date and amount paid to the holder of such Convertible Loan Note and return it to the Noteholder or shall cancel such Convertible Loan Note and without charge issue to such Noteholder a new certificate in respect of the Convertible Loan Notes for the balance of the principal amount due to him.

8.2

If any Noteholder, any part of whose principal amount of Convertible Loan Notes is liable to be repaid under these Conditions, shall fail or refuse to deliver up the certificate(s) for such Convertible Loan Notes at the time and place fixed for repayment thereof or should fail or refuse to accept payment of the repayment moneys payable in respect thereof, the moneys payable to such Noteholder shall be set aside by the Company and paid into a separate bank account and held by the Company in trust for such Noteholder but without interest and such setting aside shall be deemed for all the purposes of these Conditions to be a payment to such Noteholder and the Company shall thereby be discharged from all obligations in connection with such Convertible Loan Notes. If the Company shall place the said moneys on deposit at a bank, they shall not be responsible for the safe custody of such moneys or for interest thereon except such interest (if any) as the said moneys may earn whilst on deposit, less any expenses incurred by the Company in connection therewith, including administrative costs. Subject to applicable law, any such amount so paid or deposited, which remains unclaimed after a period of 12 years in respect of interest and 12 years in respect of principal amounts in each case from the date on which the relevant payments first become due, shall revert to and belong to the Company notwithstanding that in the intervening period the obligation to pay the same may have been provided for in the books, accounts and other records of the Company.

9.	CANCELLATION

All Convertible Loan Notes purchased or repaid by the Company shall be cancelled and shall not be available for reissue.

10.	INTEREST

10.1

Until such time as the relevant Convertible Loan Notes are repaid, converted or purchased in accordance with these Conditions, interest on the relevant Convertible Loan Notes will accrue from the date of issue of the relevant Convertible Loan Notes and from day to day and will be calculated on the basis of a 365-day year and the Company will pay interest on the principal amount of the relevant Convertible Loan Notes (subject to any requirement to deduct or withhold amounts in respect of tax therefrom) semi-annually, in arrears, with the first payment occurring on the date (the “First Interest Payment Date”) falling six months after the date of issue of the relevant Convertible Loan Notes and subsequent payments occurring upon each six-month anniversary of the First Interest Payment Date (and if any such day is not a Business day, on the next succeeding Business day) (each an “Interest Payment Date”).

10.2

The rate of interest on the Convertible Loan Notes (the “Rate of Interest”) will be calculated by the Company and will be 5% per annum from the date of the allotment and issue of the relevant Convertible Loan Notes.

10.3

Interest on any Convertible Loan Notes repaid by the Company in accordance with these Conditions shall cease to accrue as from the date of repayment. Interest on any Convertible Loan Notes converted in accordance with Conditions 3 or 4 shall cease to accrue interest as from the Conversion Date, or from the Automatic Conversion Date, the Senior Lender Forced Conversion Date or the Company Forced Conversion Date, as applicable.

11.	MODIFICATION

11.1

The provisions of the Instrument and the rights of the Noteholders may from time to lime be modified, abrogated or compromised in any respect by the Company and the Noteholders, subject to the consent of the Majority Noteholders as evidenced in an Extraordinary Resolution as provided in the Instrument but subject to the consent of the Company.

11.2

The Company may amend the provisions of the Instrument with the consent of the Majority Noteholders but without the sanction or consent of the Noteholders if, in the reasonable opinion of the Company, such amendment would not be materially prejudicial to the interest of Noteholders or is of a formal, minor or technical nature or corrects a manifest error.

12.	REGISTRATION, TRANSFER AND MARKETABILITY

12.1	The Convertible Loan Notes will be registered in amounts of US$1 or integral multiples thereof subject to and in accordance with the provisions of the Instrument.

12.2

The Convertible Loan Notes will be transferable (subject to paragraph 4 of Schedule 3) in amounts or integral multiples of US$1, subject in all cases to the receipt of consent from the Board of the Company prior to any such transfer and subject to the provisions of Condition 12.3 below.

12.3	Notwithstanding the foregoing,

(a)

no transfer of Convertible Loan Notes will be registered until each transferee has (if so required by the Company) delivered to the Company a certificate in the prescribed form to the effect that such transferee is not a US Person and is not acquiring, and will not be holding, such Convertible Loan Notes for the account or benefit of a US Person or with a view to the offer, sale or delivery, directly or indirectly, of such Convertible Loan Notes in the United States, Canada, Japan, Australia or the Republic of South Africa or to or for the account or benefit of any US Person or any other person whom such transferee has reason to believe is purchasing for the purpose of such offer, sale or delivery and:

(i)	payments of interest or principal in respect of the Convertible Loan Notes will not be made to addresses in Canada, Japan, Australia or the Republic of South Africa;

(ii)	documents of title in respect of the Convertible Loan Notes will not be sent to addresses in Canada, Japan, Australia or the Republic of South Africa; and

(iii)	registered addresses of holders of Convertible Loan Notes must be outside Canada, Japan, Australia and the Republic of South Africa; or

(b)

a registration statement on the appropriate form under the Securities Act and a registration statement or an exemption therefrom under applicable state “blue sky’ and any other applicable securities laws with respect to the Convertible Loan Notes proposed to be transferred shall then be effective; or

(c)

the Company shall have received an opinion of counsel in form and substance satisfactory to it that such Securities Act registration is not required because such transaction complies with the Securities Act or with rules promulgated by the Securities and Exchange Commission of the United States of America under and with applicable state and US securities laws.

13. LOST OR DESTROYED NOTES

If a Convertible Loan Note is defaced, lost or destroyed it may be renewed on payment of such fee as is reasonable and on such terms (if any) as to evidence and indemnity as the Board may reasonably require but so that in the case of defacement the defaced Convertible Loan Note shall be surrendered before a new Convertible Loan Note is issued. An entry as to the issue of a new Convertible Loan Note and indemnity (if any) shall be made in the Register.

14.	NOTICE TO NOTEHOLDERS

14.1

Any notice or other document (including certificates for Convertible Loan Notes) may be served on a Noteholder (i) by sending the same by post in a prepaid letter addressed to such Noteholder at his registered address; or (ii) by means of an electronic communication to the email address notified to the Company by such Noteholder.

14.2	In the case of joint Noteholders a notice or document served on the Noteholder whose name stands first in the Register shall be sufficient notice to all the joint Noteholders.

14.3

Any notice or other document may be served on the person entitled to a Convertible Loan Note in consequence of the death or bankruptcy of any Noteholder by sending the same by post, in a prepaid letter addressed to him by name or by the title of the representative or trustees of such Noteholder, at the address (if any) in the United Kingdom supplied for the purpose by such persons or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred. Service of any notice in accordance with this Condition 14.3 shall constitute sufficient notice to all other persons interested in the Convertible Loan Note.

15.	NOTICES TO THE COMPANY

Any notice, demand or other document (including certificates for Convertible Loan Notes and transfers of Convertible Loan Notes) may be served on the Company by leaving it at or sending the same by post in a prepaid letter to the registered office of the Company or to such other address as the Company may from time to time notify to Noteholders or by sending it by email to Veronique Ameye at the following email address: veronique.ameye@lumiradx.com (or such other email address as the Company may provide from time to time).

16.	SERVICE OF NOTICES

16.1

Any notice or document served on the Company shall be deemed to have been served 4 days after it is posted or, if such day is not a Business day, then on the next following Business day and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed, stamped and posted.

16.2

Any notice or document served by email on the Company shall be deemed to have been served upon transmission to the email address specified at clause 15 above, provided that a hard copy is sent by post as soon as reasonably practicable thereafter to:

FAO: Veronique Ameye

LumiraDx Limited

Estera Trust (Cayman) Limited

PO Box 1350

Clifton House, 75 Fort Street

Grand Cayman KY1-1108

Cayman Islands

17.	INSPECTION OF THE INSTRUMENT

A copy of the Instrument shall be kept at the registered office of the Company. A Noteholder and any person authorised by a Noteholder may at all reasonable times during office hours inspect such copy.

18.	WITHHOLDING AND STAMP DUTY

Notwithstanding any other Condition (or other provision of this Instrument):

(a)

The Company shall make all payments (whether in cash or in kind, and including where satisfied by the issuance of shares, securities or otherwise) without deduction or withholding on account of tax, except where required by law.

(b)

Where the Company is required by law to make such a deduction or withholding as is mentioned in Condition 18(a), the Company shall (i) make such deduction or withholding in the minimum amount permitted by law, within all applicable time limits: (ii) account to the relevant tax authority for the amount so withheld or deducted; and (iii) notify the relevant affected Noteholder(s) of the withholding or deduction.

(c)

Without limitation to the generality of Condition 18(b), the Company shall, in respect of any issuance of shares or securities (on a conversion in accordance with the Conditions or otherwise), be permitted to reduce the amount of shares or securities so issued as required in order to satisfy any obligation to make a withholding or deduction on account of tax (or take such other action as is reasonably required to address the relevant withholding or deduction requirement).

(d)

Under no circumstances shall the Company be required to pay (or otherwise account for) to any Noteholder any additional amount in respect of any withholding or deduction made on account of tax from any payment, amount or issuance otherwise receivable by such Noteholder under the terms of this Instrument (including the Conditions).

(e)	Should any stamp duty be due in connection with any Convertible Loan Notes in any jurisdiction, such stamp duty shall be for the account of the relevant Noteholder.

SCHEDULE 3

PROVISIONS AS TO THE REGISTER

1.	REGISTER OF CONVERTIBLE LOAN NOTES

1.1

The Company shall cause a register to be maintained at the registered office of the Company showing the amount of the Convertible Loan Notes for the time being issued, the date of issue and the amount of Convertible Loan Notes for the time being outstanding, the names and addresses of the relevant Noteholders, the nominal amounts of the Convertible Loan Notes held by them respectively, the relevant denoting numbers (as provided in clause 4 of the Instrument) and all transfers or changes of ownership of the Convertible Loan Notes.

1.2	Any change of name or address on the part of any holder of Convertible Loan Notes shall forthwith be notified by the holder to the Company, and it shall alter the Register accordingly.

2.	RECOGNITION OF NOTEHOLDER AS ABSOLUTE OWNER

2.1

Except as required by law, the Company will recognise the registered holder of any Convertible Loan Notes as the absolute owner thereof and shall not (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust, whether express, implied or constructive or otherwise, to which any Convertible Loan Notes may be subject and the Company may accept the receipt of the registered holder for the time being of any Convertible Loan Notes, or in the case of joint registered holders the receipt of any of them, for the principal moneys payable in respect thereof or for the interest from time to time accruing due in respect thereof or for any other moneys payable in respect thereof as a good discharge to the Company, notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such Convertible Loan Notes, interest or moneys.

2.2

If a warrant in payment of any amounts due to the registered holders of any Convertible Loan Notes, made payable and despatched in accordance with the Conditions, is encashed such encashment shall be deemed to be a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such moneys.

2.3

No notice of any trust, express, implied or constructive or otherwise, shall (except as by statute provided or as required by order of a court of competent jurisdiction) be entered in the Register in respect of any Convertible Loan Notes.

3.	EXCLUSION OF EQUITIES

The Company will recognise every holder of Convertible Loan Notes as entitled to his Convertible Loan Notes free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Convertible Loan Notes.

4.	TRANSFERABILITY OF CONVERTIBLE LOAN NOTES

4.1

Every holder of Convertible Loan Notes will be entitled (subject as provided herein) to transfer the same or any part (being an integral multiple of US$1) by an instrument in writing in the usual or common form or such other form as the Company may accept. There shall not be included in any instrument of transfer any notes other than the Convertible Loan Notes constituted by the instrument. Subject to the provisions of Condition 12 of Schedule 2, a transfer can only be made to another Noteholder, and with the consent of the Board of the Company to such other person as is approved by the Board of the Company, subject to compliance with Clause 4.3 of Schedule 3.

4.2

Every instrument of transfer must be signed by the transferor or where the transferor is a corporation given under its common seal or signed on its behalf by a duly authorised officer or agent and the transferor shall remain the owner of the Convertible Loan Notes to be transferred until the name of the transferee is entered in the Register in respect thereof.

4.3

Every instrument of transfer must be signed by the transferee or where the transferee is a corporation given under its common seal or signed on its behalf by a duly authorised officer or agent and must provide for the benefit of the Company and the Trustee that the transferee agrees to be bound by the terms of this Instrument as Noteholder and authorises the Trustee to sign a Creditor Accession Undertaking (as defined in the Intercreditor Agreement or Additional Intercreditor Agreement, as applicable) in form and substance satisfactory to the Company.

4.4

Every instrument of transfer must be lodged for registration at the place where the Register shall for the time being be kept accompanied by the certificate for the Convertible Loan Notes all or part of the nominal amount of which is to be transferred and such other evidence as the Directors or other officers of the Company authorised to deal with transfers may require to prove the title of the transferor or his right to transfer the Convertible Loan Notes and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person signing the same.

4.5	No transfer shall be registered of Convertible Loan Notes in respect of which a notice requiring repayment has been given.

4.6	All instruments of transfer which shall be registered may be retained by the Company.

5.	NO FEE FOR REGISTRATION OF TRANSFERS

No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Convertible Loan Notes.

6.	DEATH OR BANKRUPTCY OF NOTEHOLDERS

6.1

The executors or administrators of a deceased Noteholder (not being one of several joint holders) shall be the only persons recognised by the Company as having any title to or interest in such Convertible Loan Note.

6.2

In the case of the death of any of the joint holders of a Note the survivors or survivor will be the only persons or person recognised by the Company as having any title to or interest in such Convertible Loan Note.

6.3

Any person becoming entitled to Convertible Loan Notes in consequence of the death or bankruptcy of any Noteholder or of any other event giving rise to the transmission of such Convertible Loan Notes by operation of law may, upon producing such evidence that he sustains the character in respect of which he proposes to act under this paragraph or of his title as the Directors shall think sufficient, be registered himself as the holder of the Convertible Loan Note or subject to the preceding paragraphs may transfer the Convertible Loan Note.

7.	RECEIPT OF JOINT HOLDERS

If several persons are entered in the register as joint registered holders of any Convertible Loan Notes, then, without prejudice to paragraph 2 above, the receipt of any one of such persons for any interest or principal or other moneys payable in respect of such Convertible Loan Notes shall be as effective a discharge to the Company as if the person in receipt were the sole registered holder of such Convertible Loan Notes.

8.	THE REGISTERS

8.1

A Noteholder and any person authorised by him may at all reasonable times during office hours inspect the Register and upon payment of a reasonable charge take copies of, or extracts from, the Register or any part of either of it.

8.2

The Register may be closed by the Company for such periods and at such times (not exceeding 30 Business Days in any one year) as it may think fit and during such period the Company shall not be under an obligation to register transfers of the Convertible Loan Notes.

9.	RISK TO NOTEHOLDERS

All certificates, other documents and remittances sent through the post shall be sent at the risk of the Noteholders entitled thereto.

SCHEDULE 4

PROVISIONS FOR MEETINGS OF NOTEHOLDERS

1.	CALLING OF MEETINGS

1.1

The Company at any time may, and shall upon the request in writing signed by Noteholders holding not less than one-tenth in nominal value of the Convertible Loan Notes for the time being outstanding (a “requisition”), convene a meeting of the Noteholders. Every such meeting and every adjourned meeting shall be held at the registered office of the Company for the time being or such other place as the Company may specify.

1.2	A requisition:

(a)	shall state the objects of the meeting;

(b)	shall be signed by the requisitionists and deposited at the Company’s registered office, as applicable; and

(c)	may consist of several documents in like form each signed by one or more requisitionists.

2.	NOTICE OF MEETINGS

At least 21 days’ notice (exclusive of the day on which the notice is given or deemed to be given and the day on which the meeting is to be held) specifying the day, time and place of meeting shall be given to the Noteholders of any meeting of the Noteholders. Any such notice shall specify the terms of the resolutions to be proposed and shall include a statement to the effect that proxies may be appointed in accordance with the provisions of paragraph 15 of this schedule. No amendment (other than an amendment to correct a typographical or manifest error) may subsequently be made to the resolution(s) specified in the notice of meeting. The accidental omission to give notice to, or the non-receipt of notice by, any of the Noteholders shall not invalidate any resolution passed at any such meeting.

3.	CHAIRMAN OF MEETINGS

Such person (who may, but need not, be a Noteholder) nominated in writing by the Board shall be entitled to take the chair at any such meeting or adjourned meeting. If at any meeting or adjourned meeting no person shall be nominated or the person nominated shall not be present within 15 minutes after the time appointed for the holding of such meeting or adjourned meeting the Noteholders present shall choose one of their number to be chairman.

4.	QUORUM AT MEETINGS

At any such meeting two or more persons present in person (not being the Company, any person directly or indirectly under the control of the Company or any nominees thereof) or by proxy holding Convertible Loan Notes or being proxies and being or representing in the aggregate the holders of one-third in nominal amount of the Convertible Loan Notes then outstanding and not held by or on behalf of the Company shall form a quorum for the transaction of business and no business (other than the choosing of a chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business.

5.	ABSENCE OF QUORUM

If within 15 minutes (or such longer period as the chairman shall, in his absolute discretion, decide) from the time appointed for any such meeting a quorum is not present, the meeting shall, if convened upon the requisition of Noteholders, be dissolved. In any other case, the meeting shall stand adjourned for such period, not being less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman. At such adjourned meeting two or more persons present in person or by proxy (not being the Company, any person directly or indirectly under the control of the Company or any nominee thereof) holding Convertible Loan Notes or being proxies (whatever the nominal amount of the Convertible Loan Notes which they hold or represent) shall form a quorum and shall have the power to pass any resolution and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting.

6.	NOTICE OF ADJOURNED MEETINGS

At least ten days’ notice of any meeting adjourned through want of a quorum shall be given in the same manner as of an original meeting and such notice shall state the quorum required at such adjourned meeting. Subject as aforesaid it shall not be necessary to give any notice of an adjourned meeting.

7.	ADJOURNMENT OF MEETINGS

The Chairman may with the consent of (and shall if directed by) the meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting from which the adjournment took place.

8.	RESOLUTION ON A SHOW OF HANDS OR POLL

Every question submitted to a meeting shall be decided in the first instance by a show of hands, and unless a poll is demanded (before or on the declaration of the result of the show of hands) by the chairman, the Company or by one or more persons holding Convertible Loan Notes or being proxies and being or representing in the aggregate the holders of not less than one-twentieth of the nominal amount of the Convertible Loan Notes then outstanding and not held by or on behalf of the Company, a declaration by the chairman that a resolution has been carried, or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

9.	MANNER OF TAKING POLL

If at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll (other than in respect of the election of the chairman or a request to adjourn) shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded. The demand for a poll may be withdrawn.

10.	TIME FOR TAKING POLL

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

11.	PERSONS ENTITLED TO ATTEND AND VOTE

Any persons duly authorised by the Company including without limitation the Directors, the Secretary or the Company’s auditors or legal or financial advisers shall be entitled to attend and speak at any meeting of the Noteholders and any other person authorised in that behalf by the Directors. Save as aforesaid no person shall be entitled to attend or vote at any meeting of the Noteholders unless he is registered as a holder of Convertible Loan Notes or he produces written evidence of his appointment as a representative pursuant to paragraph 20 below or is a proxy. No votes may be exercised in respect of Convertible Loan Notes held by or for the account of the Company or anyone directly or indirectly under the control of it, but this shall not prevent any proxy from being a director, officer or representative of, or otherwise connected with the Company.

12.	VOTES

12.1	Subject as provided in paragraph 11 above, at any meeting:

(a)

on a show of hands every Noteholder who (being an individual) is present in person or by proxy or (being a corporation) is present by its representative duly authorised in accordance with paragraph 20 below or its proxy, shall have one vote; and

(b)

on a poll every person who is so present shall have one vote in respect of every US$1 nominal of Convertible Loan Notes of which he is the holder or in respect of which he is a proxy or a representative.

12.2	Without prejudice to the obligations of any proxies any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

13.	VOTES OF JOINT HOLDERS

In the case of joint holders of Convertible Loan Notes the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the name stands in the Register.

14.	CASTING VOTE OF CHAIRMAN

In the case of an equality of votes, the chairman (if he is a Noteholder or is a proxy or representative of a Noteholder) shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he is entitled as a Noteholder or as a proxy or as a representative. If the Chairman is not a Noteholder or a proxy or representative of a Noteholder, he shall not have a casting vote.

15.	APPOINTMENT OF PROXY

15.1	Proxies named in any Form of Proxy (as defined below) or block voting instruction need not be Noteholders.

15.2

A Noteholder may by instrument in writing (a “Form of Proxy”) appoint a proxy. The Form of Proxy shall be signed by the appointor or his attorney duly authorised in writing or if the appointor is a corporation either under the common seal or under the hand of an officer or attorney so authorised. The Company may, but shall not be bound to, require evidence of the authority of any such officer or attorney.

15.3

A Form of Proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power or authority shall be deposited at such place as the Company may, in the notice convening the meeting, direct or, if no such place is appointed, then at the registered office of the Company not less than 48 hours before the time appointed for holding the meeting at which the person named in the Form of Proxy proposes to vote and, in default, the Form of Proxy shall not be treated as valid. No Form of Proxy shall be valid after the expiration of twelve months from the date named in it as the date of its execution.

15.4

A Form of Proxy may be in any usual or common form or in any other form which the Company shall approve. A proxy shall, unless the contrary is stated therein and subject to paragraph 15.3 above and paragraph 15.5 below, be valid as well for any adjournment of the meeting as for the meeting to which it relates and need not be witnessed.

15.5

A vote given in accordance with the terms of a Form of Proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of such proxy or of the authority under which the Form of Proxy was executed or transfer of the Convertible Loan Notes in respect of which it was executed provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at its registered office at least one hour before the commencement of the meeting or adjourned meeting for the time being at which such proxy is used.

16.	POWERS OF MEETINGS OF NOTEHOLDERS

16.1

A meeting of the Noteholders shall in addition to all other powers (but without prejudice to any powers conferred on other persons in the Instrument) have the following powers exercisable only by Extraordinary Resolution namely:

(a)

to sanction any proposal by the Company for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Noteholders against the Company whether such rights shall arise under the Conditions, the Instrument or otherwise;

(b)

to sanction any proposal by the Company for the exchange or substitution for the Convertible Loan Notes of, or the conversion of the Convertible Loan Notes into, other obligations or securities of the Company or any other person or entity;

(c)

to assent to any modification or abrogation of the Conditions and of the provisions of this Instrument which shall be proposed by the Company and to authorise the Company to execute an instrument supplemental to this Instrument embodying any such modification or abrogation; and

(d)

to appoint any persons (whether Noteholders or not) as a committee or committees to represent the interests of the Noteholders and to confer upon such committee or committees any powers or discretions which the Noteholders could themselves exercise by Extraordinary Resolution.

17.	EXTRAORDINARY RESOLUTION BINDING ON ALL NOTEHOLDERS

17.1

An Extraordinary Resolution passed at a meeting of the Noteholders duly convened and held in accordance with this Instrument shall be binding upon all the Noteholders whether present or not at such meeting and each of the Noteholders shall be bound to give effect thereto accordingly.

17.2

For the avoidance of doubt, unless herein specified otherwise, a resolution of a meeting of Noteholders duly convened and held in accordance with the provisions contained herein shall be passed by a simple majority of the persons voting thereat upon a show of hands or, if a poll is demanded, then by a simple majority of the votes cast thereon.

18.	DEFINITION OF EXTRAORDINARY RESOLUTION

The expression “Extraordinary Resolution” when used in this Instrument means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions contained herein by a majority consisting of not less than 50.1 per cent of the persons voting thereat upon a show of hands or, if a poll is demanded, then by a majority consisting of not less than 50.1 per cent of the votes cast thereon.

19.	MINUTES OF MEETINGS

Minutes of all resolutions and proceedings at every such meeting shall be made and duly entered in books to be provided from time to time for that purpose by the Company and any such minutes, if they purport to be signed by the chairman of the meeting at which such resolutions were passed or proceedings were transacted or by the chairman of the next succeeding meeting of the Noteholders, shall be conclusive evidence of the matters therein contained and, until the contrary is proved, every meeting in respect of which minutes of the proceedings have been made and signed as aforesaid shall be deemed to have been duly held and convened and all resolutions passed or proceedings transacted thereat to have been duly passed and transacted.

20.	CORPORATE REPRESENTATIVES

Any company or corporation which is a holder of Convertible Loan Notes may by resolution of its directors or other governing body authorise any person to act as its representative at any meeting of Noteholders and such representative shall be entitled to exercise the same powers on behalf of the company or corporation which he represents as if he were the holder of Convertible Loan Notes.

21.	RESOLUTIONS IN WRITING

A resolution in writing signed by or on behalf of a majority of the Noteholders shall have effect in the same manner as an Extraordinary Resolution of Noteholders duly passed at a meeting duly convened and held. Such resolution in writing may be contained in one document or in several documents in like form, each signed by one or more Noteholders.

22.	CONSENT OF COMPANY

Notwithstanding anything in this Instrument to the contrary, no resolution shall be effective which would increase or vary any obligation of the Company under the Instrument without the written consent of the Company.

SCHEDULE 5

CONVERSION NOTICE

To:	LumiraDx Limited (Company)

I/We,

Name and Address of Noteholder(s),

[                                                                                                                                                                ] being the registered holder[s] of [    ] Convertible Loan Notes issued by the Company pursuant to a convertible loan note instrument made by and between the Company and the Trustee on [insert date] (Instrument) and represented by the enclosed certificate (Certificate), hereby give notice that we require the Company to convert the whole of the principal amount of the Convertible Loan Notes represented by the Certificate dated [                    ] 20[        ] in accordance with the Instrument into fully paid Common Shares in the capital of the Company in accordance with Condition 3 of Schedule 2 of the Instrument. Terms defined in the Instrument have the same meaning in this notice letter.

I/We agree to accept all the fully paid Common Shares to be allotted to us pursuant hereto subject to the Articles of Association.

Dated:    [                                                         ] 20[        ]

Signed: [

                                                                                                                            ]

Duly authorised signatory(ies) for and on behalf of the [name of relevant Noteholder(s)].

SCHEDULE 6

FORM OF [AUTOMATIC/SENIOR LENDER FORCED/COMPANY FORCED] CONVERSION NOTICE

To:	[Details of each Noteholder]

Dear Noteholder,

You are currently the registered holder[s] of [    ] Convertible Loan Notes issued by the Company pursuant to a convertible loan note instrument made by and between the Company and the Trustee on 15 October 2019 (Instrument). Terms defined in the Instrument have the same meaning in this notice letter. We hereby give you notice that we are exercising our rights pursuant to [an Automatic Conversion/Senior Lender Forced Conversion/Company Forced Conversion] and accordingly we require the whole of the principal amount of the Convertible Loan Notes to be converted into fully paid [Common Shares/Qualifying Equity Securities] in the capital of the Company in accordance with Condition [4.1/4.2/4.3] of Schedule 2 of the Instrument.

The fully paid [Common Shares/Qualifying Equity Securities] to be allotted to you pursuant hereto will be subject to the Articles of Association.

Dated:	[ ] 20[ ]

Signed:	[ ] 20[ ]

For and on behalf of LumiraDx Limited.

IN WITNESS whereof this instrument has been executed as a deed and has been delivered on the date which appears on page one of the Instrument.

Executed as a Deed by LumiraDx Limited	)
acting by David Scott , a director	)	/s/ David Scott

in the presence of:

/s/ Veronique Ameye

Name of witness

Veronique Ameye

Address of witness

Executed as a Deed by	)

Wilmington Trust SP Services (London) Limited	)

acting by Nic Patch , a director	)	/s/ Nic Patch

in the presence of:

/s/ Stuart Watson

Name of witness

Stuart Watson

Address of witness